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                                                                      Exhibit 12
                                                                      ----------



               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                    (Millions of Dollars, Except for Ratio)


                                                     1999    1998 (b)(c)   1997     1996(a)     1995
                                                  ---------------------------------------------------
Earnings from continuing operations............     $  783     $(633)     $  432   $  733      $  619
Undistributed equity earnings..................        (45)      (44)        (37)     (47)        (29)
                                                  ---------------------------------------------------
  Total........................................        738      (677)        395      686         590
                                                  ---------------------------------------------------
Income taxes...................................        419       (63)        244      380         314
                                                  ---------------------------------------------------
Fixed charges:
  Interest expense including
   amortization of debt discount...............        733       714         605      501         450
  Portion of rentals representing an interest
   factor......................................        186       181         166      135          66
                                                  ---------------------------------------------------
  Total........................................        919       895         771      636         516
                                                  ---------------------------------------------------
Earnings available for fixed charges...........     $2,076     $ 155      $1,410   $1,702      $1,420
                                                  ---------------------------------------------------
Fixed charges as above.........................     $  919     $ 895      $  771   $  636      $  516
Interest capitalized...........................          -         -           -        -           -
                                                  ---------------------------------------------------
  Total........................................     $  919     $ 895      $  771   $  636      $  516
                                                  ---------------------------------------------------
Ratio of earnings to fixed charges.............        2.3       0.2         1.8      2.7         2.8
                                                  ---------------------------------------------------


(a) 1996 information reflected the Corporation's waste management business as discontinued operations.
(b) Excluding the impact of the one-time goodwill charge of $547 million pre- and after-tax in 1998, the ratio of earnings to fixed charges would have been 0.8.
(c)  1998 earnings were inadequate to cover fixed charges by $740 million.